RED OAK FUND, LP

654 Broadway, Suite 5 | New York, New York 10012

 Telephone (212) 614-8952 | Facsimile (646) 390-6784

September 22, 2009

VIA OVERNIGHT DELIVERY AND FACSIMILE

CLST Holdings, Inc.

17304 Preston Road, Dominion Plaza, Suite 420

Dallas, TX 75252

Attn: Corporate Secretary/ Robert Kaiser

Dear Corporate Secretary/ Mr. Kaiser:

Red Oak Fund, LP (“Red Oak”) is the beneficial owner of 3,341,106 shares of common stock, par value $.01 per share (“Common Stock”), of CLST Holdings, Inc., a Delaware corporation (the “Company”).  We also hold 1,000 shares of record, represented by the attached stock certificate.

Pursuant to Section 220 of the Delaware General Corporation Law, as the owner of shares of Common Stock, Pinnacle hereby, under oath, requests to inspect, during the usual hours for business, the following books, records and documents of the Company, and to make copies or extracts of the following information:

1.

A complete record or list of the holders of the Company’s common stock, certified by the Company or its transfer agent, showing the name, address and number of shares registered in the name of each such holder as of the September 25, 2009 record date for the upcoming annual meeting (the “Annual Meeting”) scheduled to be held on October 27, 2009.

2.

A magnetic computer tape list or comparable data file of the holders of the Company’s common stock showing the name, address and number of shares registered in the name of each such holder as of the record date for the 2009 Annual Meeting; such computer processing data as is necessary to make use of such magnetic computer tape or data file; and a printout of such magnetic computer tape or data file for verification purposes.

3.

All daily transfer sheets showing changes in the list referred to above which are or come into the possession of the Company or its transfer agents, or which reasonably can be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the tape described above through the 2009 Annual Meeting.

4.

All information in or which comes into the Company’s possession, or which reasonably can be obtained from nominees of any central certificate depositary system, concerning the number and identity of actual beneficial owners of the Company’s common stock, including an alphabetical breakdown of any holdings in the names of Cede & Co. and any other or similar depositaries or nominees.  If such information is not in the Company’s possession, custody or control, such information should be requested and obtained.

5.

A stop list or stop lists relating to any shares of stock of the Company and any additions or deletions thereto, from the dates of the list referred to in paragraph 1 above.

6.

To the extent reflected in the Company’s (or its transfer agent’s) records as ordinarily maintained, a list as of or as close in time as practicable to the dates of the list referred to in paragraph 1 above of all holders owning 1,000 or more shares of common stock of the Company arranged in descending order.

7.

Listings, as of the record date for the 2009 Annual Meeting, of the participants in depositories whose nominees are registered stockholders of the Company, indicating the number of shares of common stock held for each such participant by the depository nominee and the most recent list of non-objecting beneficial owners (“NOBOs”) and acquiescing beneficial owners (“ABOs”) of the Company’s common stock (such information is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from ADP Proxy Services).

8.

All omnibus proxies and related correspondent bank listings issued in connection with the solicitation of proxies by the Company pursuant to Rules 14b-2 under the Exchange Act.

9.

To the extent the Company, or any person or entity acting at its behest or on its behalf, maintains or begins to maintain electronic mail addresses or other electronic contact information concerning stockholders for the purpose of communicating with such stockholders, all such information.

10.

All “respondent back” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act.

The purpose of this request is to enable Red Oak to solicit proxies to elect directors at the 2009 Annual Meeting and to communicate with shareholders.

In compliance with Delaware law, please ensure that the items requested above are provided as soon as practical, but in any event no later than five days, after the record date.

Red Oak will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information requested.  Please notify Red Oak’s counsel, named below, with the amount of any such costs and wire transfer information for remitting payment.

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Attention: Peter Tennyson

We make the statements in this letter under penalty of perjury under the laws of the State of New York.

Red Oak hereby designates and authorizes Peter Tennyson of Paul, Hastings, Janofsky & Walker LLP and any other persons designated by him, acting singly or in any combination, to conduct the inspection and copying herein requested.

Sincerely,

RED OAK FUND, LP

By:

   RED OAK PARTNERS, LLC,

         its general partner

By: ______________________________

       David Sandberg, Managing Member